Exhibit 12.1

Ratio of Earnings to Fixed Charges

GUITAR CENTER HOLDINGS, INC.

GUITAR CENTER, INC.

(dollars in thousands)

The following tables set forth, for each of the periods shown, the ratio of earnings to fixed charges with respect to Guitar Center Holdings, Inc. and Guitar Center, Inc.

			October
		January 1,	10, 2007
	Year ended	2007 to	to	Year ended	Year ended	Year ended	Three months ended
	December	October 9,	December	December	December	December	March 31,
	31, 2006	2007	31, 2007	31, 2008	31, 2009	31, 2010	2010	2011

Holdings
Loss Before Income Taxes	n/a	n/a	$(12,234)	$(350,218)	$(224,920)	$(85,517)	$(16,885)	$(17,792)

Add: Fixed Charges	n/a	n/a	43,861	171,527	160,428	168,296	41,213	44,199

Earnings	n/a	n/a	31,627	(178,691)	(64,492)	82,779	24,328	26,407

Fixed Charges	n/a	n/a	43,861	171,527	160,428	168,296	41,213	44,199
Ratio of Earnings to Fixed Charges	n/a	n/a	—	—	—	—	—	—

Guitar Center
Income (Loss) Before Income Taxes	$40,955	$17,292	$82	$(293,479)	$(159,948)	$(11,126)	$574	$2,478

Add: Fixed Charges	26,387	24,076	31,545	114,789	95,456	93,905	23,754	24,207

Earnings	67,342	41,368	31,627	(178,690)	(64,492)	82,779	24,328	26,685

Fixed Charges	26,387	24,076	31,545	114,789	95,456	93,905	23,754	24,207
Ratio of Earnings to Fixed Charges	2.6x	1.7x	1.0x	—	—	—	1.0x	1.1x

These ratios are computed by dividing total earnings by the total fixed charges. Earnings are defined a as income (loss) before income taxes plus fixed charges less noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges are defined as total interest expense, which includes amortization of capitalized debt issuance costs, plus an estimate of the interest component within rent expense.

Holdings’ earnings were insufficient to cover fixed charges by $12.2 million for the period October 10, 2007 to December 31, 2007, $350.2 million in 2008, $224.9 million in 2009, and $85.5 million in 2010.

Holdings’ earnings were insufficient to cover fixed charges by $16.9 million for the three months ended March 31, 2010 and $17.8 million for the same period in 2011.

Guitar Center’s earnings were insufficient to cover fixed charges by $293.5 million in 2008, $159.9 million in 2009, and $11.1 million in 2010.

n/a: Guitar Center Holdings, Inc. did not exist during these periods.